Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 24, 2007 accompanying the consolidated financial statements included in the Annual Report of Precision Auto Care, Inc. on Form 10-KSB for the years ended June 30, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Precision Auto Care, Inc. on Forms S-8 (File No. 333-47165, effective March 2, 1998; File No. 333-47169, effective March 2, 1998; File No. 333-47171, effective March 2, 1998; File No. 333-49097, effective April 1, 1998; File No. 333-85877, effective August 25, 1999; File No. 333-85879, effective August 25, 1999 and File No. 333-39226, effective June 14, 2000).

/s/ YOUNT, HYDE & BARBOUR, P.C.
Winchester, Virginia
September 24, 2007